As filed with the Securities and Exchange Commission on February 6, 2026.

Registration No. 333-292265

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARKO Petroleum Corp.

(Exact name of registrant as specified in its charter)

Delaware	5172	39-3168808
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

8565 Magellan Parkway

Suite 400

Richmond, Virginia 23227-1150

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Arie Kotler

President and Chief Executive Officer

8565 Magellan Parkway

Suite 400

Richmond, Virginia 23227-1150

(804) 730-1568

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Drew M. Altman, Esq. Win Rutherfurd, Esq. Greenberg Traurig, P.A. 333 S.E. 2nd Avenue, Suite 4400 Miami, Florida 33131 (305) 579-0500	Maury Bricks General Counsel ARKO Petroleum Corp. 8565 Magellan Parkway Suite 400 Richmond, Virginia 23227-1150 (804) 730-1568	Stelios G. Saffos, Esq. Michael Benjamin, Esq. Kaj P. Nielsen, Esq. Latham & Watkins LLP 1271 Avenue of Americas New York, NY 10020 (212) 906-1200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 3 (the “Amendment”) to the Registration Statement on Form S-1 (File No. 333-292265) (the “Form S-1”) of ARKO Petroleum Corp. is being filed solely for the purpose of filing certain exhibits to the Form S-1. Accordingly, the Amendment consists solely of the facing page, this explanatory note, Part II of the Form S-1, the signature page and the filed exhibits, and is not intended to amend or delete any part of the Form S-1 except as specifically noted herein.

Part II

Information not required in prospectus

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all fees and expenses, other than the underwriting discounts and commissions payable solely by us in connection with the offer and sale of the securities being registered. All amounts shown are estimated except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the exchange listing fee.

Expense	Amount to be Paid
SEC registration fee	$33,352
FINRA filing fee	36,725
Nasdaq listing fee	25,000
Accounting fees and expenses	350,000
Legal fees and expenses	1,500,000
Printing expenses	650,000
Transfer agent and registrar fees	4,500
Miscellaneous expenses	100,423
Total	$2,700,000

Item 14.	Indemnification of Directors and Officers.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Part II Information not required in prospectus

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

We have entered into indemnification agreements with each of our directors and officers. These agreements provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and our amended and restated certificate of incorporation and amended and restated bylaws.

We also maintain a general liability insurance policy which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of Class A common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities.

On July 2, 2025, ARKO Petroleum Corp. agreed to issue 1,000 shares of common stock, par value $0.0001 per share, to ARKO Convenience Stores, LLC, which shares will be cancelled upon the consummation of this offering. The issuance was exempt from registration under Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving any public offering.

Item 16.	Exhibits and Financial Statements.

(a)	Exhibits.

Exhibit No.		Description

1.1	*	Form of Underwriting Agreement

3.1	**	Form of Amended and Restated Certificate of Incorporation of ARKO Petroleum Corp., to be in effect upon the consummation of this offering.

3.2	**	Form of Amended and Restated Bylaws of ARKO Petroleum Corp., to be in effect upon the consummation of this offering.

5.1	*	Opinion of Greenberg Traurig, LLP.

10.1	+*	Form of Indemnification Agreement between ARKO Petroleum Corp. and each of its directors and executive officers.

10.2	+*	ARKO Petroleum Corp. 2026 Incentive Compensation Plan.

10.3	**	Second Amended and Restated Credit Agreement, dated May 5, 2023, by and among GPM Petroleum LP, the guarantors party thereto, Capital One, National Association, and the lenders party thereto (incorporated herein by reference to Exhibit 10.1 to ARKO Corp.’s Current Report on Form 8-K, filed on May 8, 2023).

Part II Information not required in prospectus

Exhibit No.		Description

10.4	**	First Amendment to Second Amended and Restated Credit Agreement, dated as of March 26, 2024, by and among GPM Petroleum LP, the guarantors party thereto, Capital One, National Association, and the lenders party thereto (incorporated herein by reference to Exhibit 10.2 to ARKO Corp.’s Current Report on Form 8-K, filed on March 28, 2024).

10.5#	**	Second Amendment to Second Amended and Restated Credit Agreement, dated as of January 13, 2026, by and among GPM Petroleum LP, the guarantors party thereto, Capital One, National Association, and the lenders party thereto.

10.6	#**	Form of Management Services Agreement, by and between ARKO Corp. and ARKO Petroleum Corp.

10.7	**	Form of Amended and Restated Omnibus Agreement, by and among ARKO Petroleum Corp., ARKO Corp., GPM Petroleum LP, GPM Petroleum GP, LLC, GPM Petroleum, LLC, GPM Empire, LLC and GPM Investments, LLC.

10.8	**	Form of Employee and Intercompany Matters Agreement, by and among ARKO Corp., Arko Convenience Stores, LLC, GPM Investments, LLC, ARKO Petroleum Corp. and certain subsidiaries and affiliates.

10.9	**	Form of Third Amended, Restated and Consolidated Fuel Distribution Agreement, by and among GPM Petroleum, LLC, GPM Empire, LLC, and GPM Investments, LLC.

10.10	*	Form of Tax Matters Agreement, by and between ARKO Corp. and ARKO Petroleum Corp.

10.11	*	Form of Registration Rights Agreement, by and among ARKO Petroleum Corp., Arko Convenience Stores, LLC and ARKO Corp.

10.12	**	Form of ARKO Parent Intercompany Note

10.13	*	Form of Contribution Agreement, by and between Arko Convenience Stores, LLC and ARKO Petroleum Corp.

21.1	**	List of subsidiaries.

23.1	**	Consent of Grant Thornton LLP (ARKO Petroleum Corp.)

23.2	**	Consent of Grant Thornton LLP (Contributed Businesses)

23.3	*	Consent of Greenberg Traurig, LLP (contained in its opinion filed as Exhibit 5.1).

24.1	**	Power of Attorney (included on the signature page to the initial filing of the registration statement).

99.1	**	Consent of Carlos Maurer to be named Director Nominee.

99.2	**	Consent of Kirk Rogers to be named Director Nominee.

99.3	**	Consent of Sherman K. Edmiston III to be named Director Nominee.

99.4	**	Consent of Avram Friedman to be named Director Nominee.

99.5	**	Consent of Andrew R. Heyer to be named Director Nominee.

107	**	Filing Fee Table.

*	Filed herewith.
**	Previously filed.
+	Indicates management contract or compensatory plan.
#	Portions of this exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The Registrant undertakes to furnish a copy of all omitted schedules and exhibits to the SEC upon its request.

Part II Information not required in prospectus

Item 17.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby further undertakes that:

(1)	For purposes of determining any liability under the Securities Act the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Henrico, Commonwealth of Virginia, on February 6, 2026.

ARKO PETROLEUM CORP.

By:	/s/ Arie Kotler
Name:	Arie Kotler
Title:	President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Title	Date

* Arie Kotler	President, Chief Executive Officer and Director (Principal Executive Officer)	February 6, 2026

* Jordan Mann	Chief Financial Officer (Principal Financial and Accounting Officer)	February 6, 2026

*By:	/s/ Arie Kotler
Arie Kotler
Attorney-in-Fact